EXHIBIT 99.1

N E W S R E L E A S E
Contact:	Peter D. Brown Senior Vice President, Chief Information Officer and Investor Relations Foot Locker, Inc. (212) 720-4254

FOOT LOCKER, INC. ANNOUNCES THE CLOSING
OF ITS PURCHASE OF CCS FROM dELiA*s, INC.

  $103.2 Million Purchase Price
  Expected to be Accretive to Foot Locker, Inc.’s Earnings in the First Full Year of Operation

New York, NY, November 5, 2008 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced that the Company had closed its purchase of CCS from dELiA*s, Inc. (NASDAQ: DLIA) for $103.2 million in cash. It is expected that the acquisition of CCS will be accretive to Foot Locker, Inc.’s diluted earnings per share within the first full year of operation.

“We are very pleased with our acquisition of CCS, the leading direct-to-consumers retailer in the United States that sells skateboard footwear, apparel and accessories through catalogs and the Internet,” stated Matthew D. Serra, Chairman and Chief Executive Officer of Foot Locker, Inc. “This acquisition is an important step for our Company, as we look to expand our offerings in the rapidly growing action and extreme sports categories. Our Footlocker.com/Eastbay business will support the CCS business with a well-established infrastructure that is expected to provide significant operational benefits and allow the well-regarded CCS management team to grow the business profitably.”

Foot Locker, Inc. plans to report its third quarter 2008 financial results on Thursday, November 20, 2008. A conference call is scheduled for Friday, November 21, 2008 at 9:00 a.m. ET to discuss these results, provide guidance with regard to its earnings outlook for the balance of 2008 and review the details of the CCS acquisition. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker, Inc.’s website at http://www.footlocker-inc.com.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,700 stores in 21 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.